EXHIBIT 99.1

For Immediate Release

American Axle & Manufacturing Reports Fourth Quarter
and Full Year 2012 Financial Results

Fourth quarter sales increase by 22% on a year-over-year basis

Detroit, Michigan, February 8, 2013-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2012.
Fourth Quarter 2012 Results

•	Fourth quarter 2012 sales of $736.7 million, up 21.6% on a year-over-year basis

•	Non-GM sales grew by 16.6% on a year-over-year basis to $204.1 million

•	Gross profit of $84.0 million, or 11.4% of sales

•	Operating income of $18.6 million, or 2.5% of sales

•
Net income of $319.9 million, or $4.21 per share, which includes the favorable impact of a $337.5 million benefit related to the reversal of our valuation allowance against our net federal deferred tax assets for entities in the United States

•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization excluding the impact of curtailments, asset impairments, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable) of $64.5 million or approximately 9% of sales

•
AAM's quarterly results reflect the impact of $9.7 million (or $0.13 per share) of debt refinancing and redemption costs and $6.2 million (or $0.08 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

Full Year 2012 Results

•	Full year 2012 sales of $2.93 billion, up 13.4% on a year-over-year basis

•	Non-GM sales grew 11.6% on a year-over-year basis to $792.6 million

•	Gross profit of $399.7 million, or 13.6% of sales

•	Operating income of $156.4 million, or 5.3% of sales

•	Net income of $367.7 million, or $4.87 per share

•	Adjusted EBITDA of $346.7 million, or approximately 12% of sales

•
AAM's full year results reflect the impact of $19.8 million (or $0.26 per share) of debt refinancing and redemption costs and $40.6 million (or $0.54 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

AAM's net income in the fourth quarter of 2012 was $319.9 million, or $4.21 per share, which includes the favorable impact of a $337.5 million benefit related to the reversal of our valuation allowance against our net federal deferred tax assets for entities in the United States. This compares to net income of $31.1 million, or $0.41 per share, in the fourth quarter of 2011.

In the fourth quarter of 2012, AAM's results reflect the impact of $9.7 million (or $0.13 per share) of debt refinancing and redemption costs and $6.2 million (or $0.08 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

In the fourth quarter of 2011, AAM's results reflect the impact of $4.8 million (or $0.06 per share) of special charges and restructuring costs primarily related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

For the full year 2012, AAM's net income was $367.7 million, or $4.87 per share. This compares to net income of $142.8 million, or $1.89 per share in 2011.

On a full year basis in 2012, AAM incurred $19.8 million (or $0.26 per share) of debt refinancing and redemption costs and $40.6 million (or $0.54 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

On a full year basis in 2011, AAM incurred $15.0 million (or $0.20 per share) of special charges, asset impairments and restructuring costs primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. Also included in 2011 were special charges of $3.1 million related to debt redemption and refinancing costs and a $1.6 million asset impairment recorded by our e-AAM joint venture related to the long-term supply agreement with Saab Automobile AB.

“2012 was an eventful year for AAM, characterized by substantial growth and diversification due to a high level of global launch activity. We made great strides in executing our diversification initiatives while strengthening our global footprint through our expanding customer and product base,” said AAM's President and Chief Executive Officer, David C. Dauch. “Financial performance in 2012 was characterized by both successes and challenges. In the second half of 2012, we experienced operational challenges and lower profitability, principally associated with an increased level of launch activity. We are taking necessary actions to correct these performance issues. As we move forward we do so with a disciplined and forward-looking approach, reaffirming our commitment to delivering quality, technology leadership and operational excellence.”
Net sales in the fourth quarter of 2012 increased approximately 21.6% to $736.7 million as compared to $605.6 million in the fourth quarter of 2011. Non-GM sales grew 16.6% on a year-over-year basis to $204.1 million in the fourth quarter of 2012 as compared to $175.0 million in the fourth quarter of 2011.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the fourth quarter of 2012, AAM's content-per-vehicle was $1,514 as compared to $1,498 in the fourth quarter of 2011. For the full year 2012, AAM's content-per-vehicle was $1,473 as compared to $1,487 in 2011.
Net sales for the full year 2012 increased by 13.4% to $2.9 billion as compared to $2.6 billion in 2011. Non-GM sales grew 11.6% on a year-over-year basis to $792.6 million in 2012 as compared to $710.0 million in 2011.
AAM's gross profit in the fourth quarter of 2012 was $84.0 million or 11.4% of sales. For the full year 2012, AAM's gross profit was $399.7 million, or 13.6% of sales.
AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization excluding the impact of curtailments, asset impairments, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable. In the fourth quarter of 2012, AAM's Adjusted EBITDA was $64.5 million or 8.8% of sales. For the full year 2012, AAM's Adjusted EBITDA was $346.7 million or 11.8% of sales.
AAM's SG&A spending in the fourth quarter of 2012 was $65.4 million, or 8.9% of sales, as compared to $57.2 million, or 9.4% of sales, in the fourth quarter of 2011. AAM's R&D spending in the fourth quarter of 2012 was $33.1 million as compared to $28.2 million in the fourth quarter of 2011.
AAM's SG&A spending for the full year 2012 was $243.3 million, or 8.3% of sales, as compared to $231.7 million, or 9.0% of sales, for the full year 2011. AAM's R&D spending for the full year 2012 was $123.4 million as compared to $113.6 million in 2011.
In the fourth quarter of 2012, AAM's operating income was $18.6 million or 2.5% of sales. For the full year 2012, AAM's operating income was $156.4 million, or 5.3% of sales.
In the fourth quarter of 2012, AAM's net income was $319.9 million or 43.4% of sales. Diluted earnings per share (EPS) were $4.21 per share in the fourth quarter of 2012. For the full year 2012, AAM's net income was $367.7 million or 12.5% of sales. Diluted earnings per share (EPS) were $4.87 per share for the full year 2012. These results include the favorable impact of a $337.5 million benefit related to the reversal of our valuation allowance against our net federal deferred tax assets for entities in the United States.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.

Net cash used in operating activities for the full year 2012 was $175.5 million. Capital spending, net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment, for the full year 2012 was $185.4 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $360.9 million for the full year 2012.
AAM's free cash flow for the full year 2012 reflects the impact of $225.4 million of contributions to our defined benefit pension plans. On September 27, 2012, AAM and the Pension Benefit Guaranty Corporation entered into an agreement in connection with the closures of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. As part of this agreement, in September 2012, we contributed $114.7 million in excess of our statutory minimums to our U.S. hourly pension plan which is included in the contributions described above. AAM's free cash flow for the full year 2012 also reflects cash used for restructuring activities of $37.9 million.
A conference call to review AAM's fourth quarter and full year 2012 results is scheduled today at 10:00 AM ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on February 8, 2013 until 5:00 p.m. ET February 15, 2013 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 86568260.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of the debt crisis in the Euro-zone; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to respond to changes in technology, increased competition or pricing pressures; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to attract new customers and programs for new products; price volatility in, or reduced availability of, fuel; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain key associates; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; our ability to consummate and integrate acquisitions and joint ventures; other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications and Marketing
(313) 758-4814
chris.son@aam.com

David Tworek
Manager, Communications
(313) 758-4883
david.tworek@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$736.7	$605.6	$2,930.9	$2,585.0

Cost of goods sold	652.7	499.9	2,531.2	2,129.9

Gross profit	84.0	105.7	399.7	455.1

Selling, general and administrative expenses	65.4	57.2	243.3	231.7

Operating income	18.6	48.5	156.4	223.4

Interest expense	(28.9)	(22.4)	(101.6)	(83.9)
Investment income	—	0.3	0.6	1.2
Debt refinancing and redemption costs	(9.7)	—	(19.8)	(3.1)
Other income (expense), net	(0.1)	0.4	(4.1)	0.5

Income (loss) before income taxes	(20.1)	26.8	31.5	138.1

Income tax expense (benefit)	(340.0)	(3.2)	(335.2)	1.0

Net income	319.9	30.0	366.7	137.1

Net loss attributable to noncontrolling interests	—	1.1	1.0	5.7

Net income attributable to AAM	$319.9	$31.1	$367.7	$142.8

Diluted earnings per share	$4.21	$0.41	$4.87	$1.89

Diluted shares outstanding	76.0	75.3	75.4	75.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)

Net income	$319.9	$30.0	$366.7	$137.1

Other comprehensive income (loss), net of tax
Defined benefit plans	58.3	(67.4)	(58.9)	(63.5)
Foreign currency translation adjustments	(2.3)	(10.6)	(9.4)	(27.3)
Change in derivatives	0.2	1.1	7.8	(6.8)
Other comprehensive income (loss)	56.2	(76.9)	(60.5)	(97.6)

Comprehensive income (loss)	376.1	(46.9)	306.2	39.5

Net loss attributable to noncontrolling interests	—	1.1	1.0	5.7
Foreign currency translation adjustments attributable to noncontrolling interests	0.1	0.1	0.3	0.2
Comprehensive income (loss) attributable to AAM	$376.0	$(45.9)	$306.9	$45.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2012	December 31, 2011
	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$62.4	$169.2
Accounts receivable, net	463.4	333.3
Inventories, net	224.3	177.2
Deferred income taxes	34.9	11.3
Prepaid expenses and other	87.1	72.1
Total current assets	872.1	763.1

Property, plant and equipment, net	1,009.7	971.2
Deferred income taxes	366.1	20.1
Goodwill	156.4	155.9
GM postretirement cost sharing asset	259.7	260.2
Other assets and deferred charges	202.0	158.2
Total assets	$2,866.0	$2,328.7

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$396.1	$337.1
Accrued compensation and benefits	84.9	110.6
Deferred revenue	17.2	32.9
Deferred income taxes	1.4	9.9
Other accrued expenses	101.2	85.6
Total current liabilities	600.8	576.1

Long-term debt	1,454.1	1,180.2
Deferred income taxes	9.5	7.7
Deferred revenue	82.2	88.2
Postretirement benefits and other long-term liabilities	840.2	896.1
Total liabilities	2,986.8	2,748.3

Stockholders' deficit	(120.8)	(419.6)
Total liabilities and stockholders' deficit	$2,866.0	$2,328.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In millions)		(In millions)
Operating activities
Net income	$319.9	$30.0	$366.7	$137.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Asset impairments and related indirect inventory obsolescence	5.8	—	5.8	8.7
Depreciation and amortization	39.8	35.6	152.2	139.4
Other	(344.4)	(56.5)	(700.2)	(341.5)

Net cash provided by (used in) operating activities	21.1	9.1	(175.5)	(56.3)

Investing Activities
Purchases of property, plant & equipment	(63.9)	(52.1)	(207.6)	(163.1)
Proceeds from sale of property, plant & equipment	7.9	1.0	10.1	8.9
Proceeds from sale-leaseback of equipment	12.1	—	12.1	—
Purchase buyouts of leased equipment	—	(13.4)	—	(13.4)
Acquisition, net	—	(16.5)	—	(16.5)

Net cash used in investing activities	(43.9)	(81.0)	(185.4)	(184.1)

Financing Activities
Net increase (decrease) in long-term debt	(123.1)	133.0	273.9	173.6
Debt issuance costs	(0.5)	(5.2)	(10.6)	(10.9)
Purchase of noncontrolling interest	—	—	(4.0)	—
Employee stock option exercises	—	—	0.1	4.6
Purchase of treasury stock	—	—	(5.9)	(0.1)

Net cash provided by (used in) financing activities	(123.6)	127.8	253.5	167.2

Effect of exchange rate changes on cash	(0.2)	(1.1)	0.6	(2.2)

Net increase (decrease) in cash and cash equivalents	(146.6)	54.8	(106.8)	(75.4)

Cash and cash equivalents at beginning of period	209.0	114.4	169.2	244.6

Cash and cash equivalents at end of period	$62.4	$169.2	$62.4	$169.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In millions)		(In millions)

Net income attributable to AAM	$319.9	$31.1	$367.7	$142.8
Interest expense	28.9	22.4	101.6	83.9
Income tax expense (benefit)	(340.0)	(3.2)	(335.2)	1.0
Depreciation and amortization	39.8	35.6	152.2	139.4

EBITDA	48.6	85.9	286.3	367.1

Debt refinancing and redemption costs	9.7	—	19.8	3.1
Other special charges, asset impairments
curtailment gains and restructuring costs(e)	6.2	4.8	40.6	16.1

ADJUSTED EBITDA	$64.5	$90.7	$346.7	$386.3

Net debt(b) to capital

	December 31, 2012	December 31, 2011
	(In millions, except percentages)

Total debt	$1,454.1	$1,180.2
Less: cash and cash equivalents	62.4	169.2

Net debt at end of period	1,391.7	1,011.0

Stockholders' deficit	(120.8)	(419.6)

Total invested capital at end of period	$1,270.9	$591.4

Net debt to capital(c)	109.5%	171.0%

Free Cash Flow(d)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In millions)		(In millions)

Net cash provided by (used in) operating activities	$21.1	$9.1	$(175.5)	$(56.3)
Add: Portion of lease buyouts included in Net cash provided by (used in) operating activities	—	5.2	—	5.2
Adjusted Net cash provided by (used in) operating activities	21.1	14.3	(175.5)	(51.1)

Less: Purchases of property, plant & equipment, net of proceeds from sale of property, plant & equipment and sale-leaseback of equipment	(43.9)	(51.1)	(185.4)	(154.2)

Free cash flow	$(22.8)	$(36.8)	$(360.9)	$(205.3)

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of curtailments, asset impairments, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.  For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.

(e)
Special charges and restructuring costs of $6.2 million for three months ended December 31, 2012 and $40.6 million for the twelve months ended December 31, 2012 primarily relate to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. This special charge activity includes $28.7 million of expense related to pension and postretirement benefits to be provided to certain eligible UAW associates as a result of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility plant closures, $33.7 million of expense primarily related to asset impairments, asset redeployment and other restructuring costs associated with the closures of Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility and a $21.8 million postretirement benefit curtailment gain recorded in the first quarter of 2012.